UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: April 30, 2018

(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund II

(Exact name of registrant as specified in its charter)

Michigan	000-16701	38-2702802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Daines Street, Suite 300, Birmingham, MI		48009
(Address of principal executive offices)		(Zip Code)

248-645-9220

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 MATERIAL DEFINITIVE AGREEMENT

Uniprop Manufactured Housing Communities Income Fund II (“Fund”) currently owns one manufactured housing community located in Nevada.

On April 27, 2018, the Fund entered into a Contract for the Purchase and Sale of all the Real and Personal Property of West Valley, located in Las Vegas, NV, with a Buyer (“Buyer”). The gross sales price is $45,571,000. There is a thirty-five (35) day Inspection Period, with a subsequent Closing Date thirty (30) days from the expiration of the Inspection Period. The Contract was unanimously approved by the Board of Directors and the recommendation from the General Partner to enter into the Contract was supported by the Consultant for the Fund.

Net cash proceeds from the sale and available for distribution to limited partners, are estimated to be approximately $30,000,000, should a closing occur under the terms of the existing Contract.

While the Fund’s management believes that the Buyer is financially capable of completing the proposed transaction and intends to consummate the purchase, there can be no assurance that the closing will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND II
(Registrant)

Dated: April 30, 2018

By:	Genesis Associates Limited Partnership, General Partner

By:	Uniprop Inc., its Managing General Partner

By:	/s/ Susann E. Kehrig
Susann E. Kehrig, Principal Financial Officer